Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Announces Third Quarter 2005 Financial Results
Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
972.577.0000
www.perotsystems.com

Plano, TX — November 1, 2005 — Perot Systems Corporation (NYSE: PER) today announced financial results for the third quarter of 2005. For the quarter:
•	Revenue was $510 million, an increase of 12% year-to-year, and included $8 million of revenue from acquisitions completed during the past year.

•	Earnings per share (diluted) was $.21. Included in these earnings is incremental income tax expense of $1.2 million, equal to $.01 per share, associated with the repatriation of cash to the United States.

•	The total value of new contracts signed was $193 million for the quarter, bringing the total value signed during the past 12 months to $1.3 billion.

•	Trailing twelve month operating cash flow and capital expenditures were $158 million and $65 million, respectively.

•	Cash totaled $231 million as of September 30, 2005.

For the fourth quarter of 2005, Perot Systems expects:

•	Revenue to range from $515 million to $525 million.

•	Earnings per share (diluted) to range from $.21 to $.23.

“We continue to grow and strengthen our business,” said Peter Altabef, president and CEO for Perot Systems. “Our ability to identify and capitalize on critical business trends is a very important factor in our success. We have developed solutions that are experiencing strong demand and growth today, but also continue to add capabilities that will be important to future growth.”

Perot Systems Corporation
Revenue by Line of Business
(Millions of USD)
Unaudited

	3Q 2005	Year-to-Year	Acquisition
Line of Business	Revenue	Growth	Related Growth
Industry Solutions 1)	$405.7	14%	$6.7 3)
Government Services	69.2	2%	1.1 4)
Applications Solutions 1) 2)	35.2	18%	—

Total	$510.1	12%	$7.8

1.	Revenue from UBS was $75.4 million for the third quarter of 2005, or 15% of revenue. Revenue from UBS for services provided by the Industry Solutions line of business was $66.0 million for the third quarter of 2005, an increase of 3% year-to-year. Revenue from UBS for services provided by the Applications Solutions line of business was $9.4 million for the third quarter of 2005, an increase of 11% year-to-year.

2.	In the third quarter of 2005, Perot Systems renamed its Technology Services line of business to Applications Solutions. Gross revenue for Applications Solutions was $47.3 million for the third quarter of 2005, an increase of 24% year-to-year, while net revenue increased by 18% year-to-year to $35.2 million. Gross revenue measures all services provided by Applications Solutions, both direct-to-market and through the Industry Solutions line of business. Net revenue represents direct-to-market revenue for Applications Solutions. Revenue for Applications Solutions from the Industry Solutions line of business grew by 46% year-to-year to $12.1 million.

3.	In the third quarter of 2005, Perot Systems acquired all of the outstanding shares of Technical Management, Inc. and its subsidiaries, including Transaction Applications Group, Inc., a leading provider of policy administration and business process services to the life insurance and annuity industry. As a result of the acquisition, Perot Systems expanded its business process services offerings to include life insurance administration.

4.	In the third quarter of 2005, Perot Systems acquired all of the outstanding shares of PrSM Corporation, a safety, environmental and engineering services company that provides services to various government agencies, including the U.S. Department of Defense and NASA.

Trend Information and Business Outlook
The information contained within the following section, as well as the projections provided on the first page of this press release with respect to the third quarter of 2005 and the accompanying footnotes to the financial statements, are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions, and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.
In the third quarter of 2005, Perot Systems incurred incremental income tax expense of $1.2 million, equal to $.01 per share, associated with the repatriation of cash to the United States. This expense is not expected to recur in the fourth quarter of 2005.
For the fourth quarter of 2005, Perot Systems expects revenue to range from $515 million to $525 million and earnings per share (diluted) to range from $.21 to $.23. The primary factors affecting this sequential performance are expected to be:
•	Potential new revenue associated with new and existing relationships, which could add up to $5 million of sequential revenue growth.
•	Revenue from recently completed acquisitions, which will add approximately $6 million of sequential revenue growth.
•	An increase to expense of approximately $1.5 million, or $.01 per share (diluted), related to a software element of a contract. This increase to expense does not result in a corresponding increase to cash expenditures.
•	The effect of fourth quarter seasonality on our business, which could reduce revenue and earnings for the quarter by approximately $1 million.
Information Regarding Mid-term Growth Prospects
Perot Systems today revised its expectations regarding the end of its services contract with Harvard Pilgrim. Previously believed to end somewhere between mid-2006 and mid-2007, Perot Systems now believes that its relationship with Harvard Pilgrim will continue through 2006 and Perot Systems expects a material portion of the revenue from the contract to continue through 2007, although revenue and profit in 2007 will likely be lower than current levels with the reduction dependent on the client’s transition plans, which have not been finalized.
Based on the expected operating results for 2005 and the new expectations discussed above, Perot Systems now expects to lose approximately $65 million of profit from UBS and Harvard Pilgrim in 2007, which is less than previously expected. Perot Systems also expects to realize approximately $40 million in improved profitability above 2005 levels from specific operating efficiencies to be realized on existing fixed- and unit-priced customer contracts and cost reduction actions. These projections are based on estimates that are subject to change. The increase in profitability from existing customer contracts is expected to be realized from operating efficiencies and contractual increases to billing rates. The increase in profitability from cost reduction actions relates primarily to a possible reduction in employee-related expenses in 2007. If other operational results and efficiencies produce a similar amount of increased profits, the reduction in employee-related expenses may not be made.
Conference Call
Perot Systems will hold a conference call to review third quarter 2005 results of operations on November 1, 2005 at 10:15 a.m. EST. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its third quarter 2005 financial results at www.perotsystems.com.

Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended September 30, 2004 and 2005
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended September 30
	2004	2005	% Change

Revenue	$454.3	$510.1	12%
Direct cost of services	356.3	403.7	13%

Gross profit 1)	98.0	106.4	9%
Selling, general & admin.	62.0	66.1	7%

Operating income	36.0	40.3	12%
Other income (expense), net	0.6	0.6	—
Interest income (expense), net	0.1	0.9	n/m

Income before taxes	36.7	41.8	14%
Provision for income taxes 2)	10.1	16.4	62%

Net income	$26.6	$25.4	(5%)

Earnings per share (diluted) data:
Earnings per share (diluted)	$.22	$.21	(5%)
Shares outstanding (diluted) 3)	119.9	121.8	2%

Perot Systems Corporation
Revenue Summary
For the Three Months Ended September 30, 2005
(Millions of USD)
Unaudited

	Revenue	% Pts. of
	Growth	Growth
3Q 2004	$454.3	—
Commercial accounts 4)	27.9	6.1
New contracts	14.4	3.2
Acquisitions	6.7	1.5

Industry Solutions	49.0	10.8

Federal accounts	0.3	0.1
Acquisitions	1.1	0.2

Government Services	1.4	0.3

Applications Solutions	5.4	1.2

3Q 2005	$510.1	12.3

		Year-to-
		Year
	Revenue	Growth	% of Total
Healthcare	$237.7	17%	47%
Commercial Solutions & Other	168.0	9%	33%

Industry Solutions	405.7	14%	80%

Government Services	69.2	2%	13%

Applications Solutions, gross	47.3	24%	9%
Intersegment eliminations 5)	(12.1)	46%	(2%	)

Applications Solutions, net 6)	35.2	18%	7%

Total	$510.1	12%	100%

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2004 and September 30, 2005
(Millions of USD)
Unaudited

	As of	As of
	12/31/2004	9/30/2005	% Change

Cash and cash equivalents	$304.8	$230.8	(24%	)
Accounts receivable, net	233.9	283.1	21%
Prepaid expenses and other	51.9	64.6	24%

Total current assets	590.6	578.5	(2%	)
Property, equip. & software, net	144.4	179.1	24%
Goodwill	359.0	438.9	22%
Other non-current assets	129.6	146.1	13%

Total assets	$1,223.6	$1,342.6	10%

Current liabilities	$330.5	$246.1	(26%	)
Long-term liabilities	31.1	148.5	377%
Stockholders’ equity	862.0	948.0	10%

Total liabilities & stockholders’ equity	$1,223.6	$1,342.6	10%

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended September 30, 2004 and 2005
(Millions of USD)
Unaudited

	Three Months Ended
	9/30/2004	9/30/2005

Net income	$26.6	$25.4
Depreciation and amortization	14.5	14.8
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	24.3	11.3

Net cash provided by operating activities	65.4	51.5

Purchases of property, equipment & software	(7.8)	(20.7)
Acquisitions of businesses, net of cash acquired	(0.2)	(67.2)

Net cash used in investing activities	(8.0)	(87.9)

Proceeds from issuance of common stock	4.9	7.0
Other financing activities	0.4	(3.3)

Net cash provided by financing activities	5.3	3.7

Effect of exchange rate changes on cash	0.6	(0.8)

Net cash flow	$63.3	$(33.5)

Financial Statement Notes
1)	Gross margin, which is calculated as gross profit divided by revenue, for the third quarter of 2005 was 20.9% of revenue, which is lower than the gross margin for the third quarter of 2004 of 21.6%. This year-to-year decrease in gross margin is primarily due to the following:
•	Lower margins in the early phases of contracts signed with new customers during the third quarter of 2004 and in the twelve-month period following the third quarter of 2004. The profitability for commercial customer contracts, particularly our fixed- and unit-priced contracts, tends to improve with the maturity of the contract as we develop operating efficiencies.

•	A net decrease in profitability from UBS primarily due to the reversal of an accrued liability in the third quarter of 2004 for the variable component of our annual fee, which was eliminated as part of the Transition Agreement between us and UBS in September of 2004.
Partially offsetting these decreases in gross margin were the following:
•	Associate bonus expense recorded in direct cost of services decreased by $5.2 million in the third quarter of 2005 as compared to the prior year period, although the total amount of associate bonus expense for the third quarter of 2005 decreased by only $1.4 million as compared to the prior year period because of an increase in the amount of bonus expense recorded in selling, general and administrative expense.

•	An overall net increase in profitability from existing commercial customer contracts, which is primarily due to an increase in the amount of services we perform in addition to our base level of services.
2)	Provision for income taxes for the third quarter of 2004 includes a reduction in income tax expense of $3.2 million relating to the resolution of various outstanding tax issues from prior years.

3)	Perot Systems accounts for its employee and non-employee director stock option activity under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Had the company elected to adopt FAS 123, “Accounting for Stock Based Compensation,” diluted earnings per common share for the third quarter of 2004 and 2005 would have been $.18 and $.19, respectively.

4)	Revenue growth includes $21.0 million of revenue from contracts signed during the third quarter of 2004 for which we did not recognize a full quarter of revenue in the third quarter of 2004.

5)	Intersegment revenue relates to services provided by Applications Solutions to our Industry Solutions line of business.

6)	Net revenue for Applications Solutions represents direct-to-market revenue.

About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2004 revenue of $1.8 billion. The company has more than 17,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:
•	Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, and we expect the end of this agreement to result in the loss of a substantial majority of revenue and profit from our UBS relationship.

•	We may not be able to successfully implement planned operating efficiencies and expense reduction initiatives and achieve the planned timing and amount of any resulting benefits. Future contract signings and performance on existing contracts could result in increases or decreases in the total amount of efficiencies that are realized in future periods.

•	We may bear the risk of cost overruns under custom software development and implementation services, and, as a result, cost overruns could adversely affect our profitability.

•	Our largest customers account for a substantial portion of our revenue and profits, and the loss of any of these customers could result in decreased revenues and profits. One of these customers, Harvard Pilgrim, has notified us that it intends to transition the services that we provide them to its new business partner during 2007.

•	If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.

•	Development of our software products may cost more than we initially project, and we may encounter delays or fail to perform well in the market, which could decrease our profits and impair our assets.

•	Our financial results are materially affected by a number of economic and business factors.

•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.

•	Our contracts generally contain provisions that could allow customers to terminate the contracts and sometimes contain provisions that enable the customer to require changes in pricing, decreasing our revenue and profits and potentially damaging our business reputation.

•	Some contracts contain fixed-price provisions or penalties that could result in decreased profits.

•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.

•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.

•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.

•	If customers reduce spending that is currently above contractual minimums, our revenues and profits could diminish.

•	If we fail to compete successfully in the highly competitive markets in which we operate, our business, financial condition, and results of operations will be materially and adversely affected.

•	Increasingly complex regulatory environments may increase our costs.

•	Our quarterly financial results may vary.

•	Changes in technology could adversely affect our competitiveness, revenue, and profit.

•	We could lose rights to our company name, which may adversely affect our ability to market our services.

•	Failure to recruit, train, and retain technically skilled personnel could increase costs or limit growth.

•	Alleged or actual infringement of intellectual property rights could result in substantial additional costs.

•	Provisions of our certificate of incorporation, bylaws, stockholders’ rights plan, and Delaware law could deter takeover attempts.
Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
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